Exhibit 99.1

Clovis Oncology Announces First Quarter 2014 Operating Results

  Encouraging CO-1686 clinical activity and progression-free survival (PFS) in non-small cell lung cancer (NSCLC) reported at European Lung Cancer Conference in late March;
  CO-1686 Phase 2 expansion cohorts enrolling
  TIGER1 and TIGER2 studies to initiate shortly
  CO-1686 New Drug Application (NDA) submission planned by mid-2015
  Clovis to present updated data on its pipeline products at ASCO May 30-June 3

BOULDER, Colo.--(BUSINESS WIRE)--May 8, 2014--Clovis Oncology, Inc. (NASDAQ:CLVS) reported financial results for its first quarter ended March 31, 2014, and provided an update on the Company’s clinical development programs for the rest of 2014.

“This is an exciting time for our clinical development programs and I am proud of what our team has accomplished to date,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “During the next few months, we are initiating two of our Phase 2 global TIGER studies for CO-1686 in EGFR-driven NSCLC, the Phase 2 study of rucaparib in pancreatic cancer patients with BRCA mutations, as well as Phase 2 studies of lucitanib in both breast cancer and squamous NSCLC. We look forward to providing updates for each of our products in development at ASCO later this month, and continuing to advance our clinical programs into later-stage development, most importantly, with the intention to utilize the CO-1686 Phase 2 expansion cohorts and TIGER2 as the basis for an NDA submission to the FDA by mid-2015.”

Q1 2014 Financial Results and Financial Outlook

Clovis reported a net loss for the first quarter of 2014 of $30.7 million, or $0.91 per share. Net cash burn for the first quarter of 2014 was $19.6 million. The Company’s net loss was impacted by a number of infrequently occurring transactions, including the following:

  Milestone revenue of $13.6 million pursuant to our collaboration and license agreement for lucitanib with Les Laboratoires Servier (Servier), earned as a result of the expiration of the opposition period of a lucitanib European patent.
  Acquired in-process research and development expense totaling $8.4 million associated with milestone payments incurred for CO-1686 ($5.0 million for the initiation of a Phase 2 clinical study) and lucitanib ($3.4 million as a pass-through of a portion of the patent milestone received from Servier).
  $3.4 million of amortization expense of an intangible asset that was established as part of the purchase accounting for the acquisition of EOS S.p.A. (EOS) in the fourth quarter of 2013. This amortization expense was also triggered by the receipt of the milestone payment from Servier.
  Income tax expense of $2.1 million, due primarily to projected 2014 taxable income earned in Italy as a result of the receipt of the Servier milestone payment.

The Company’s net loss for the first quarter of 2013 totaled $15.7 million, or $0.60 per share. The increase in the loss for the first quarter of 2014 is due primarily to expanded development activities for the CO-1686 and rucaparib programs as Clovis initiated additional clinical studies in both programs.

Research and development expenses totaled $24.2 million for the first quarter of 2014, compared to $12.1 million for the first quarter of 2013. The increase in expense is due to the initiation of the ARIEL2 and ARIEL3 studies for rucaparib, an increase in the number of patients enrolled in the Phase 1/2 study for CO-1686, the initiation of the TIGER2 and the Japanese Phase 1 studies for CO-1686, and increased manufacturing of clinical drug supplies for the CO-1686 and rucaparib programs.

General and administrative expenses totaled $5.3 million for the first quarter of 2014, compared to $3.2 million for the first quarter of 2013. This increase is largely due to higher share-based compensation expense for employees engaged in general and administrative activities.

Operating expenses for the first quarter of 2014 totaled $42.1 million, inclusive of the acquired in-process research and development and amortization expenses described above. Total operating expenses include non-cash charges totaling $9.2 million for share-based compensation expense, amortization of an intangible asset, and the accretion of contingent purchase consideration associated with the EOS acquisition.

As of March 31, Clovis had $303.7 million in cash and cash equivalents and 33.9 million outstanding shares of common stock. The Company continues to expect cash burn for 2014 will total approximately $120 million and to end the year with approximately $200 million in cash.

Progress Toward 2014 Key Milestones and Objectives

The Company has substantive clinical, regulatory and development objectives for 2014 for each of its products; highlights of recent progress and planned objectives follow.

CO-1686

An update of clinical results from the CO-1686 Phase 1 study were presented in a Proffered Paper (Oral) presentation during the 4th European Lung Cancer Conference (ELCC) in Geneva in late March by Heather Wakelee, MD, Associate Professor of Medicine, Oncology at Stanford University, and an investigator participating in the study. Highlights of the data presented include the following:

  Evidence of activity: Fourteen RECIST partial responses (PRs) were achieved in 22 evaluable T790M positive patients, for an objective response rate of 64 percent; ten of those responders started CO-1686 therapy immediately following progression on a prior TKI. Twenty of the 22 evaluable T790M positive patients, or 91 percent, have experienced stable disease or a PR. While median duration of response cannot yet be estimated in the T790M positive patients, PFS greater than six months in the evaluable, heavily-pretreated T790 positive patient population has been observed with the median not yet reached. Median PFS in T790M negative patients was approximately three months.
  Safety: CO-1686 is well-tolerated, with only one patient who discontinued treatment with CO-1686 due to adverse events. The Company has seen no evidence of TKI-related EGFR wild-type rash and diarrhea at any dose or formulation studied. The most common adverse events were hyperglycemia, nausea, diarrhea, decreased appetite and vomiting, and these were mostly grade 1 in severity. The most common grade 3 adverse event was hyperglycemia, which was observed in 19 percent of patients. This is readily managed with a commonly-prescribed single oral agent. Grade 3 QTc prolongation was observed in five percent of patients and was asymptomatic.

The next update of CO-1686 clinical data will be presented at the 2014 American Society of Clinical Oncology Annual Meeting in a Clinical Science Symposium on lung cancer taking place on Saturday, May 31.

CO-1686 is the only EGFR-directed therapy to spare wild-type EGFR in clinical studies, which the Company believes represents a significant point of differentiation from approved EGFR inhibitors and those currently in clinical development.

The Company is currently enrolling two Phase 2 expansion cohorts of its Phase 1/2 study in EGFR mutant patients with the T790M mutation; the first includes approximately 150 to 200 T790M positive patients directly after progression on their first and only TKI therapy, comparable to the population we will seek to enroll in our TIGER2 registration study. The second cohort includes approximately 150 to 200 later-line T790M positive patients after progression on their second or later TKI therapy or subsequent chemotherapy. Both cohorts are exploring doses of 500mg, 625mg and 750mg BID. Given the meaningful efficacy now observed at each of these doses, Clovis no longer intends to pursue a dose of 1000mg BID as there is no evident increase in efficacy to offset the increased and dose-related toxicities.

Data from the expansion cohorts, combined with data from TIGER2, are expected to serve as the basis of an NDA submission for CO-1686 by mid-2015.

Clovis expects to initiate three registration studies in the TIGER program during 2014. The TIGER2 study, in T790M positive patients directly after progression on their first and only TKI therapy, is expected to begin enrolling patients at a dose of 625mg BID during the second quarter. The Phase 2 portion of the TIGER1 study, which is a randomized Phase 2/3 registration study of CO-1686 vs. erlotinib in newly-diagnosed EGFR mutant patients is expected to begin in mid-2014, and the TIGER3 study, a randomized, comparative study versus chemotherapy in T790M positive patients directly after progression on their first and only TKI therapy, is expected to initiate during the second half of 2014.

The Company initiated its Phase 1 study of CO-1686 in Japan during the first quarter of 2014.

Rucaparib

Rucaparib is an oral, potent small molecule inhibitor of PARP1 and PARP2 being developed for the treatment of platinum-sensitive, ovarian cancer in patients with BRCA mutations (genes that are linked to hereditary breast and ovarian cancers) and other DNA repair deficiencies. Rucaparib is also being explored in patients with BRCA-mutant pancreatic cancer.

Enrollment is underway for both studies in the ARIEL program. The global ARIEL2 study, a single-arm, open-label, Phase 2 study designed to identify molecular features that predict sensitivity to rucaparib, using DNA sequencing to evaluate each patient’s tumor, initiated in Q4 2013. In this study, rucaparib efficacy is assessed and correlated with the genotype and phenotype of each patient’s tumor, and these data will inform the final definition of homologous recombination deficiency (HRD), which includes BRCA mutations as well as other DNA repair deficiencies, for the ARIEL3 registration study.

The Company has initiated its pivotal study, ARIEL3, a randomized, double-blind, Phase 3 study that compares the effects of rucaparib versus placebo. The study will evaluate whether maintenance rucaparib in platinum-sensitive, high-grade ovarian cancer patients can extend the period of time for which the disease is controlled after successful chemotherapy. The study will utilize pre-specified step-down efficacy analyses: first in tissue BRCA-mutant patients; then in patients with other DNA repair deficiencies, defined by the outcome of the ARIEL2 study; and lastly, in all-comers.

In addition, the Company plans to initiate a Phase 2 study of pancreatic cancer patients with BRCA mutations during the second quarter of 2014.

During the first quarter, the Company, with diagnostic partner Foundation Medicine, announced the expansion of their ongoing collaboration to incorporate a coordinated regulatory strategy for the development of a novel Premarket Approval (PMA) companion diagnostic test. This test is designed for use by physicians to identify patients most likely to respond to rucaparib. This companion diagnostic is being developed in parallel with the clinical development of rucaparib to facilitate an FDA submission of the PMA for the companion diagnostic concurrent with the NDA for rucaparib.

Lucitanib

Lucitanib is an oral, potent inhibitor of the tyrosine kinase activity of fibroblast growth factor receptors 1 and 2 (FGFR1-2), vascular endothelial growth factor receptors 1 through 3 (VEGFR1-3), and platelet-derived growth factor receptors alpha and beta (PDGFRα-β). Clovis, which holds exclusive U.S. and Japanese rights, is collaborating with its development partner Servier on the global clinical development of lucitanib, initially targeting solid tumors with FGFR pathway activation, including breast and squamous NSCLC.

A broad Phase 2 program is being initiated to explore lucitanib in multiple indications, including a U.S. study in patients with treatment-refractory FGF-aberrant breast cancer and a global study in patients with advanced squamous NSCLC with FGFR1 amplification. In parallel with these Clovis-sponsored studies expected to begin in the second quarter of 2014, a Servier-sponsored Phase 2 study of lucitanib in patients with advanced breast cancer is underway to identify the population of patients most likely to benefit from lucitanib therapy.

Conference Call Details

Clovis will hold a conference call to discuss first quarter 2014 results this afternoon, May 8, at 4:30 p.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 866-314-5232, International participants 617-213-8052, passcode: 62530131.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in our clinical development programs for our drug candidates, the corresponding development pathways of our companion diagnostics, actions by the FDA, the EMA or other regulatory authorities regarding whether to approve drug applications that may be filed, as well as their decisions regarding drug labeling, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics, including competitive developments. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CLOVIS ONCOLOGY, INC
CONSOLIDATED FINANCIAL RESULTS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Revenues:
License and milestone revenue	$13,625	$-

Expenses:
Research and development	24,151	12,122
General and administrative	5,320	3,218
Acquired in-process research and development	8,406	250
Amortization of intangible asset	3,409	-
Accretion of contingent purchase consideration	822	-
Total expenses	42,108	15,590

Operating loss	(28,483)	(15,590)

Other income (expense), net	(106)	(78)
Loss before income taxes	(28,589)	(15,668)

Income taxes	(2,129)	-
Net loss	$(30,718)	$(15,668)

Basic and diluted net loss per common share	$(0.91)	$(0.60)

Basic and diluted weighted average common shares outstanding	33,820	26,034

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	March 31, 2014	December 31, 2013

Cash and cash equivalents	$303,654	$323,228
Working capital	285,181	307,644
Total assets	629,391	649,635
Common stock and additional paid-in capital	767,260	762,204
Total stockholders' equity	472,744	497,886

CONTACT:
Clovis Oncology, Inc.
Anna Sussman, 303.625.5022
asussman@clovisoncology.com
or
Breanna Burkart, 303.625.5023
bburkart@clovisoncology.com